Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of

May 14, 2007

by and among

SOLARWINDS.NET, INC.

NEON SOFTWARE, INC.,

THE SHAREHOLDERS OF NEON SOFTWARE, INC.

and

U.S. BANK, NATIONAL ASSOCIATION

(With Respect to Article IX Only)

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

		Page
10.12	Telecopy Execution and Delivery	43
10.13	Amendments and Waivers	43
10.14	Transaction Expenses	43
10.15	Brokers or Finders Fees	43
10.16	Public Announcements	43
10.17	Company and Shareholder Acknowledgment	44

SCHEDULES
Schedule 3.1	List of Key Employees
Schedule 3.2	Stock Purchase Consideration Schedule
Schedule 7.3(a)	List of Required Written Consents
Schedule 7.3(g)	List of Continuing Employees
Schedule 7.3(i)	List of Terminated Company Employee Plans
Schedule 7.3(j)	List of Terminated Agreements

EXHIBITS
Exhibit A	Form of Major Shareholder Noncompetition Agreement
Exhibit B	Form of Employee Noncompetition Agreement
Exhibit C	Description of First Milestone
Exhibit D	Description of Second Milestone
Exhibit E	Company Disclosure Schedule
Exhibit F	Buyer Disclosure Schedule
Exhibit G	Lease Agreement and Extension
Exhibit H	Escrow Agent Fees

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 14, 2007, by and between SolarWinds.Net, Inc., an Oklahoma corporation (the “Buyer”), Neon Software, Inc., a California corporation (the “Company”), each of the shareholders of the Company, each of whom is identified on Schedule 3.2 hereto (collectively, the “Shareholders”) and, solely for purposes of Article IX hereof, U.S. Bank, National Association (the “Escrow Agent”). The Company, the Shareholders and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Each Shareholder desires to sell to Buyer, and Buyer desires to purchase from each Shareholder, all of the issued and outstanding shares of the Company held by such Shareholder.

B. The Shareholders hold all of the issued and outstanding shares of the Company.

C. Certain defined terms used herein have the meanings ascribed to them in Section 1.1.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the term:

(a) “Bankruptcy Law” means any national, federal, state, local or foreign law for relief of debtors applicable to the Company, and including Title II of the U.S. Code or similar laws of the United States.

(b) “Buyer Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, change or effect that, individually or in the aggregate, (i) is or could reasonably be expected to become materially adverse to the business, operations, results of operations, condition (financial or other), prospects, properties, tangible or intangible assets or liabilities of Buyer and its subsidiaries (taken as a whole), or (ii) materially impairs or could reasonably be expected to materially impair the ability of Buyer to consummate any of the transactions contemplated by this Agreement or any of the Transaction Documents.

(c) “Closing” has the meaning assigned to such term in Section 3.3.

(d) “Closing Balance Sheet” has the meaning assigned to such term in Section 4.5.

(e) “Closing Consideration” means an amount equal to (i) $3.75 million minus (ii) the Working Capital Shortfall, if any.

(f) “Closing Working Capital Amount” means an amount equal to the Company’s (i) cash balance plus (ii) accounts receivable minus (iii) trade payables minus (iv) accrued liabilities minus (v) Monthly Payroll Expense minus (vi) the employer portion of any payroll taxes payable on compensation paid by the Company or Buyer in connection with the transactions contemplated by this Agreement, in the case of each of clauses (i), (ii), (iii) and (iv) above, as of the Closing Date and as indicated on the Closing Balance Sheet.

(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans;

(j) “Company Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including without limitation the Company’s Registered Intellectual Property Rights, that (i) is or are owned (in whole or in part) by or exclusively licensed to the Company, or (ii) is or are claimed to be owned (in whole or in part) by or exclusively licensed to, the Company.

(k) “Company Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, change or effect that, individually or in the aggregate, (i) is or could reasonably be expected to become materially adverse to the business, operations, results of operations, condition (financial or other), prospects, properties, assets or liabilities of the Company and its subsidiaries (taken as a whole), or (ii) materially impairs or could reasonably be expected to materially impair the ability of the Company to consummate any of the transactions contemplated by this Agreement or any of the Transaction Documents.

(l) “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

(m) “DOL” means the Department of Labor;

(n) “Employee” means any current or former or retired employee, consultant, contractor, officer or director of the Company or any ERISA Affiliate;

(o) “Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee;

(p) “Encumbrances” means any lien, pledge, hypothecation, claim, infringement, charge, mortgage, security interest, encumbrance, prior assignment, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(q) “Environmental Law” means any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

(r) “Environmental Permit” means any permit, approval, identification number, license or other authorization obtained by the Company or any subsidiary as required under or issued pursuant to any applicable Environmental Law.

(s) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(t) “ERISA Affiliate” means each Subsidiary of the Company and any other person or entity under common control with the Company or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(u) “Escrow Amount” means $375,000 in cash.

(v) “First Milestone” has the meaning assigned to such term in Exhibit C.

(w) “First Milestone Consideration” means $750,000 in cash.

(x) “FMLA” means the Family Medical Leave Act of 1993, as amended;

(y) “GAAP” means generally accepted accounting principles in the United States.

(z) “Governmental Entity” means any United States federal, state or local or foreign governmental, administrative or regulatory authority, commission, body, agency, court or any judicial body or authority.

(aa) “Hazardous Material” means (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

(bb) “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology (“Maskworks”); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all World Wide Web addresses and domain names and applications and registrations therefor, all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(cc) “International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(dd) “IRS” means the Internal Revenue Service;

(ee) “Knowledge”, “know” and “known” and similar phrases mean actual knowledge of the particular fact after reasonable inquiry.

(ff) “Law” or collectively, “Laws” means all foreign, federal, state and local statutes, laws, rules, regulations, ordinances, orders, judgments, decrees and other authorizations and approvals of Governmental Entities.

(gg) “Majority in Interest of the Shareholders” means the Shareholders who, in the aggregate, own more than fifty percent (50%) of the Shares immediately prior to the consummation of the Stock Purchase.

(hh) “Major Shareholder(s)” means those Shareholders owning more than ten percent (10%) or more of the Shares of the Company individually, immediately prior to the consummation of the Stock Purchase.

(ii) “Milestones” means the First Milestone and the Second Milestone, collectively;

(jj) “Minority Shareholder(s)” means those Shareholders who individually own less than ten percent (10%) of the Shares of the Company, immediately prior to the consummation of the Stock Purchase.

(kk) “Monthly Payroll Expense” means the payroll expense of the Company for one (1) month of operations based on the average payroll expense of the Company for the last three (3) full months of operations prior to the Closing Date.

(ll) “Multiemployer Plan” means any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(mm) “ordinary course of business” means any action taken by a person that: (i) is consistent in nature, scope and magnitude with the past practices of such person and is taken in the ordinary course of the normal, day-to-day operations of such person; and (ii) does not require authorization by the board of directors or shareholders of such person (or by any person or group of persons exercising similar authority) and does not require any other separate or special authorization of any nature.

(nn) “Pension Plan” means each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(oo) “Registered Intellectual Property Rights” means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

(pp) “Second Milestone” has the meaning assigned to such term in Exhibit D.

(qq) “Second Milestone Consideration” means $500,000 in cash.

(rr) “Shares” has the meaning assigned to such term in Section 2.1(a).

(ss) “Stock Purchase” means the sale of the Shares by the Shareholders to Buyer pursuant to this Agreement.

(tt) “Tax” or, collectively, “Taxes” have the meanings assigned to such terms in Section 4.12.

(uu) “Technology” means all information and Intellectual Property Rights related to, constituting or disclosing, and all tangible or intangible copies and embodiments in any media of, technology, including all know-how, show-how, techniques, trade secrets, inventions and discoveries (whether or not patented or patentable), algorithms, routines, software, files, databases, works of authorship or processes.

(vv) “Working Capital Shortfall” means the amount, if any, by which the Closing Working Capital Amount is less than $0.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Agreement to Purchase and Sell.

(a) The capitalization of the Company consists of Five Million (5,000,000) authorized shares of common stock (the “Common Stock”), Three Hundred Fifty Three Thousand (353,000) of which (the “Shares”) are issued and outstanding immediately prior to the Closing.

(b) Subject to the terms and conditions of this Agreement, at the Closing, each Shareholder shall sell, transfer and deliver or cause to be sold, transferred and delivered to Buyer, and Buyer shall purchase from each Shareholder, all shares of Common Stock held by such Shareholder for the right to receive a purchase price per share equal to the Purchase Price (as defined in Section 3.2 below), in cash, subject to the provisions of Article III and Article IV.

ARTICLE III

PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

3.1 Consideration. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Shares, the covenant contained in Section 8.3, certain confidentiality and non-competition agreements between Buyer and each Major Shareholder in substantially the form attached hereto as Exhibit A (the “Major Shareholder Noncompetition Agreements”), and certain confidentiality and non-competition agreements between Buyer and each of the key employees of the Company listed in Schedule 3.1 (the “Key Employees”) in substantially the form attached hereto as Exhibit B (the “Employee Noncompetition Agreements”), in full payment therefor, (i) Buyer shall pay to the Shareholders, or cause to be paid to the Shareholders, the Purchase Price set forth in Section 3.2 and (ii) the Shareholders shall deliver or cause to be delivered to Buyer certificates representing such Shareholders’ shares of Common Stock, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate stamps, if any, affixed.

3.2 Amount. The purchase price for the Shares shall be paid as follows (collectively, the “Purchase Price”):

(a) At the Closing, Buyer shall deliver, by wire transfer or check, (A) to each of the Shareholders, an amount equal to the portion of the Closing Consideration (less such Shareholder’s portion of the Escrow Amount) to which such Shareholder is entitled pursuant to this Agreement as set forth in Schedule 3.2, and (B) to the Escrow Agent, the Escrow Amount, which funds shall be held by the Escrow Agent in accordance with Article IX (the “Escrow Fund”).

(b) In the event that the First Milestone (as defined in Exhibit C) is achieved before December 31, 2008 (the “Milestone Deadline”), Buyer shall deliver, by wire transfer or check, to each of the Shareholders, an amount equal to the portion of the First Milestone Consideration to which such Shareholder is entitled pursuant to this Agreement as set forth in Schedule 3.2, such payment to be made (i) on May 14, 2008 (the “First Milestone Date”), if the First Milestone is achieved prior to the First Milestone Date, or (ii) promptly after achievement of the First Milestone, if the First Milestone is achieved on or after the First Milestone Date and before the Milestone Deadline.

(c) In the event that the Second Milestone (as defined in Exhibit D) is achieved before the Milestone Deadline, Buyer shall deliver, by wire transfer or check, to each of the Shareholders, an amount equal to the portion of the Second Milestone Consideration to which such Shareholder is entitled pursuant to this Agreement as set forth in Schedule 3.2, such payment to be made on the last day of the calendar quarter during which the Second Milestone is achieved.

(d) Notwithstanding anything herein to the contrary, Buyer shall reasonably determine if and when each of the Milestones has been achieved for purposes of subsections (b) and (c) above, and the Shareholders shall be entitled to the consideration to be paid pursuant to subsections (b) and (c) above if and only if such Milestones are achieved before the Milestone Deadline; provided, however, that in the event that a Milestone is not achieved before the Milestone Deadline solely because Buyer makes a business determination to delay or cease work on such Milestone or fails to fund and provide resources reasonably necessary to achieve such Milestone (a “Buyer Failure”) on or prior to the Milestone Deadline, then the Shareholders shall be entitled to the consideration to be paid upon achievement of such Milestone pursuant to subsection (b) or (c) above, as applicable, and Buyer shall deliver, by wire transfer or check, to each of the Shareholders, an amount equal to the portion of the First Milestone Consideration or the Second Milestone Consideration, as applicable, to which such Shareholder is otherwise entitled pursuant to subsection (b) or (c) above, on or before the Milestone Deadline.

(e) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, A MINORITY SHAREHOLDER SHALL NOT BE ENTITLED TO RECEIVE ANY PAYMENTS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY AMOUNTS PAYABLE TO SUCH MINORITY SHAREHOLDER UNDER THIS ARTICLE III OR UNDER ARTICLE IX) UNLESS SUCH MINORITY SHAREHOLDER SHALL EXECUTE AND DELIVER EITHER (I) THIS AGREEMENT OR (II) A STOCK TRANSFER AGREEMENT IN FORM AND SUBSTANCE ACCEPTABLE TO BUYER.

3.3 Time and Place of Closing. Subject to the terms and conditions set forth in Article VIII of this Agreement, the transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m. at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation on May 14, 2007, or on such other date, or at such other time or place, as shall be agreed upon by the Company and Buyer (the “Closing Date”). The Closing Date shall be the date and time specified herein, however, the Buyer and Shareholders (Parties) need not be present to effectuate the Closing, the execution of this Agreement, by all Parties, prior to the Closing Date shall be sufficient to consummate a Closing on the date and time specified herein.

3.4 Effect of the Transaction. As a result of the transactions contemplated hereby, the Company will, upon occurrence of the Closing, become a wholly owned subsidiary of Buyer, which will, by virtue of the completion of the transactions provided for in this Agreement, become the record and beneficial owner of all the issued and outstanding shares of capital stock of the Company, and there shall be no outstanding options, warrants or rights to subscribe for or purchase capital stock of the Company.

3.5 Stockholder Representative.

(a) In order to efficiently administer the transactions contemplated hereby, including the defense, payment and/or settlement of any claims for which the Escrow Amount, if any, may be available to indemnify any of the Indemnified Parties pursuant to Article IX, the Shareholders hereby designate Michael Swan (a Shareholder) as their representative and agent as described herein (the “Representative”). The Representative, by executing and delivering this Agreement in its capacity as a Shareholder hereunder, hereby agrees to its appointment as Representative.

(b) The Shareholders authorize the Representative, and constitute the Representative as agent for and on behalf of the Shareholders, (i) to take all action necessary in connection with the defense, payment and/or settlement of any claims for which the Escrow Amount, if any, may be available to indemnify any of the Indemnified Parties pursuant to Article IX hereof, (ii) to give and receive all notices required to be given under this Agreement, (iii) to take any and all additional action as is contemplated to be taken by the Representative by the terms of this Agreement, and (iv) to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of any of the foregoing.

(c) In the event that the Representative dies, becomes unable to perform its responsibilities hereunder or resigns from such position, the other Shareholders are authorized to and shall jointly select another representative to fill such vacancy and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement and the documents delivered pursuant hereto; provided, however, if no such successor Representative is named within twenty (20) days of such death, inability or resignation, Buyer may select a successor Representative from the Shareholders, which selection will be binding, subject to the next sentence. The person designated to serve as the Representative may be changed by a Majority in Interest of the Shareholders from time to time upon not less than ten (10) days’ prior written notice to Buyer. Any such Shareholder who becomes a successor Representative agrees, by execution and deliver of this Agreement at the Closing in its capacity as a Shareholder, to perform the tasks of the Representative in accordance with the terms of this Agreement.

(d) Any decision or action by the Representative, including any agreement between the Representative and Buyer relating to the defense, payment or settlement of any claims for which the Escrow Amount, if any, may be available to indemnify any of the Indemnified Parties pursuant to Article IX hereof, shall constitute a decision or action of all Shareholders and shall be final, binding and conclusive upon each such Shareholder. No Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

(e) The Representative shall not have any liability to any of the Shareholders for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall indemnify the Representative to the fullest extent permitted by law (i) for all costs and expenses of the Representative incurred in the performance of its duties as Representative, (ii) if the Representative was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, arbitration, audit, hearing, proceeding, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) (a “Proceeding”) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator (a “Representative Claim”) by reason of (or arising in part out of) any event or occurrence related to the fact that the Representative is or was a shareholder representative, or by reason of any action or inaction on the part of the Representative while serving in such capacity, against any and all expenses (including legal fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Proceeding), judgments, fines and penalties of such Representative Claim, and (iii) any Taxes imposed on the Representative as a result of the actual or deemed receipt of any payments under this Agreement ((i), (ii) and (iii), collectively, the “Representative Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Representative Expenses. Notwithstanding the foregoing, in no event shall the Representative be indemnified for any Representative Expenses that arise out of the Representative’s gross negligence, bad faith or willful misconduct or with respect to any Proceeding instituted by the Representative to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Representative in such Proceeding was not made in good faith or was frivolous.

(f) All costs and expenses of the Representative shall be the joint and several obligation of the Shareholders, and not the responsibility or obligation of Buyer or the Company.

(g) The Shareholders, by their approval and adoption of this Agreement, authorize Buyer to rely conclusively on the instructions and decisions of the Representative as to the defense, payment or settlement of any claims for indemnification by any of the Indemnified Parties pursuant to Article IX hereof, and any other actions required or permitted to be taken by the Representative hereunder, and each Indemnified Party is hereby relieved from any liability to any Shareholder, and to any heir, executor, legal representative or successor of any Shareholder, for any acts done by such Indemnified Party in accordance with such instructions or decisions of the Representative.

3.6 Required Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by the Company to Buyer prior to the execution and delivery of this Agreement and attached hereto as Exhibit E (the “Company Disclosure Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of the Company contained in the section of this Agreement corresponding by number to such disclosure.

4.1 Corporate Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could have a Company Material Adverse Effect. The Company has previously furnished to Buyer a complete and correct copy of the Company’s Articles of Incorporation and Bylaws, each as amended to date (the “Company Charter Documents”). The Company is not in violation of any of the provisions of the Company Charter Documents. The Company does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association, whether incorporated or unincorporated. The Company has delivered to Buyer and its representatives complete and correct copies of the minutes of all meetings of, and consents executed by, the shareholders and Board of Directors of the Company.

4.2 Capitalization. As of the Closing Date, the authorized, issued and outstanding capital stock of the Company is as set forth on Section 4.2 of the Company Disclosure Schedule and, except as set forth therein, there are no other shares of any class or series of capital stock of the Company outstanding or authorized. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and non-assessable. No shares of the capital stock of the Company are held in treasury. There are not issued and outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matter on which the shareholders of the Company may vote (“Voting Debt”). There are no options, rights, warrants, preemptive rights, calls, subscriptions, commitments, shareholder agreements or other instruments, understandings or contracts outstanding giving any person or entity the right to acquire from the Company or any shareholder of the Company (whether by exercise, conversion or otherwise) any shares of capital stock of the Company or any Voting Debt otherwise relating to or affecting the capital stock of the Company nor are there any commitments to issue or execute any of the foregoing or securities convertible into or exchangeable for the foregoing. The Company has no stock plan. None of the outstanding shares of capital stock of the Company has been issued in violation of any preemptive rights, rights of first refusal or similar rights or in violation of applicable securities Laws or any other Law of any jurisdiction applicable to such issuance. There are no outstanding contractual obligations requiring the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any securities convertible into or exchangeable for capital stock of the Company.

4.3 Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the agreements and documents relating hereto (the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby, including the Stock Purchase. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Stock Purchase, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement and the Transaction Documents by the Company does not, and the performance of this Agreement and the Transaction Documents by the Company shall not, (i) conflict with or violate the Company Charter Documents, (ii) conflict with or violate any Laws applicable to the Company, or by which any of its assets or properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company’s properties are bound or affected.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

4.4 Compliance with Laws. The Company’s properties and operations are, and have since inception been, in compliance with all Laws applicable to the Company or by which any of its properties or operations is bound or effected. The Company has not received any notice or other communication (whether written or oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law.

4.5 Financial Statements. Section 4.5 of the Company Disclosure Schedule contains the Company’s unaudited balance sheets and statements of income and cash flows as of and for the fiscal year ended October 31, 2006 (the “Year End Financial Statements”), the Company’s

unaudited balance sheets and statements of income and cash flows as of and for the 3-month period ended March 31, 2007 (the “Interim Financial Statements”) and the Company’s unaudited balance sheet as of the date of this Agreement (the “Closing Balance Sheet” and together with the Year End Financial Statements and the Interim Financial Statements, the “Company Financial Statements”). The Company Financial Statements (including the notes thereto) are true and correct. The Company Financial Statements present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods indicated therein; provided that the Interim Financial Statements shall be subject to normal year end adjustments (which shall not be material individually or in the aggregate), including the annual year-end cash bonuses disclosed and listed on Schedule 4.5 of the Company Disclosure Schedule. As determined in accordance with the Closing Balance Sheet, the Closing Working Capital Amount is greater than $1.00.

4.6 No Undisclosed Liabilities. Except as set forth in Section 4.6 of the Company Disclosure Schedule, as of March 31, 2007, the Company did not have any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) which were not fully reflected in, reserved against or otherwise described on the face of the Company Financial Statements. Except as set forth in Section 4.6 of the Company Disclosure Schedule, since March 31, 2007, the Company has not incurred any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), other than those incurred in the ordinary course of business consistent with past practice and not in excess of $5,000 individually and $10,000 in the aggregate.

4.7 Absence of Certain Changes or Event. Since March 31, 2007 and until the date hereof, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been: (a) any Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock; (c) any split, combination, reclassification or repurchase of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock; (d) (i) any granting by the Company to any Employee of any increase in compensation (whether in cash, equity or otherwise); (ii) any granting by the Company to any Employee of any severance or termination pay (whether in cash, equity or otherwise); (iii) any adoption of any new severance plan or any amendment, modification or alteration in any respect of any severance plan, agreement or arrangement existing on the date hereof; (iv) any adoption or amendment of any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan; (v) any entry into any employment contract or collective bargaining agreement; (vi) any special bonus or special remuneration (whether in cash, equity or otherwise) payment to any Employee; (vii) any waiver of any stock repurchase rights or acceleration or amendment of the period of exercisability of any options, restricted stock or any other equity or similar incentive awards (including any long term incentive awards); (viii) any repricing of options granted under any employee, consultant, director or other stock plans or authorization of cash payments in exchange for any options granted under such plans; or (ix) any entry by the Company or any of its subsidiaries into (A) any currently effective employment, severance, termination or indemnification agreement, or consulting agreement (other than in the ordinary course of business consistent with past practice), with any Employee or (B) any agreement with any Employee the benefits of which are contingent upon or may accelerate or become due as a result of, or the terms of which are materially altered upon, the occurrence of a transaction involving the Company of the nature contemplated by this Agreement; (e) any material damage, destruction or loss, whether or not covered by insurance; (f) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP; or (g) any tax election that individually or in the aggregate would result in a loss to the Company in excess of $10,000.

4.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened (including allegations that could form the basis for future action), against the Company or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against the Company that could reasonably be expected to have a Company Material Adverse Effect. All litigation to which the Company is a party (or, to the knowledge of the Company, threatened to become a party) is disclosed in Section 4.8 of the Company Disclosure Schedule. The Company does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

4.9 Governmental Authorization. The Company has in effect all consents, approvals, orders, authorizations, certificates, filings, notices, permits, franchises, licenses and rights of any regulatory, administrative or other governmental agency or body (collectively “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted and there has occurred no violation of, or default under, any such Permit.

4.10 Title to Property; Assets.

(a) The Company has good and marketable title to, or in the case of leased properties or assets, a valid leasehold interest in, all of its material properties and assets, in each case free and clear of all Encumbrances. The Company has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, all such leases are in full force and effect, and all such leases have been made available to Buyer. The Company enjoys peaceful and undisturbed possession under all such material leases.

(b) Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, the Company’s material properties and assets are, to the knowledge of the Company, free from defects (patent and latent), and such properties and assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they were used and presently are proposed to be used assuming the transaction contemplated by this Agreement is not consummated.

4.11 Intellectual Property Rights.

(a) Section 4.11(a) of the Company Disclosure Schedule lists (i) all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by the Company (the “Company Registered Intellectual Property Rights”); (ii) all unregistered Trademarks; (iii) all unregistered Copyrights in computer software; and (iv) any proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or the Company Intellectual Property.

(b) Each item of the Company Registered Intellectual Property Rights is, to the Company’s knowledge, valid and subsisting. All necessary registration, maintenance and renewal fees in connection with the Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Company within 90 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Right. In each case in which the Company has acquired any Technology or Intellectual Property Right from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. To the maximum extent provided for by, and in accordance with, applicable Laws and regulations, the Company has recorded each assignment related to the Company Registered Intellectual Property Rights with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office or their respective equivalents in any relevant jurisdiction, as the case may be. The Company has not claimed “Small Entity” status or other particular status in the application for any Intellectual Property Rights, which claim of status was at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

(c) Each item of Company Intellectual Property and, to the Company’s knowledge, all Intellectual Property Rights and Technology licensed to the Company, are free and clear of any Encumbrances. The Company is the exclusive owner of all Company Intellectual Property.

(d) The Company has no knowledge of any facts or circumstances that (i) the Company believes may render any of the Company Intellectual Property invalid or unenforceable, including any information or fact that may constitute prior art, (ii) would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or (iii) would adversely affect any pending application for any the Company Registered Intellectual Property Right. The Company has not misrepresented, or failed to disclose, nor does the Company have any knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Intellectual Property Right of the Company.

(e) Other than general know-how and information available in the public domain without charge and without any restrictions or limitations, the Company Intellectual Property constitutes all the Technology and Intellectual Property Rights used in or necessary to the conduct of the Company’s business as presently conducted and as currently proposed to be conducted, including the design, development, manufacture, use, import and sale of products, technology and performances of services (including products, technology or services under development at such time).

(f) The Company has taken reasonable steps to protect its rights in its confidential information in any Technology and in the Company Intellectual Property Rights. Without limiting the foregoing, the Company has, and enforces, a policy requiring each Employee to execute a proprietary information, confidentiality and inventions assignment agreement, the form of which has been provided to Buyer, and all Employees of the Company have executed such an agreement that covers the periods of time in which such individuals were engaged by the Company.

(g) To the extent that any Technology has been developed or created by any person other than the Company or jointly with any person other than the Company, the Company has obtained a written agreement with such person with respect thereto, and thereby has irrevocably obtained worldwide, perpetual ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights including the right to seek past and future damages with respect thereto by operation of law or by valid assignment; and has received the waiver with respect thereto of all non-assignable rights including but not limited to all author or moral rights. Each Employee has entered into a valid and binding written agreement with the Company sufficient to vest title in the Company of all Technology and Intellectual Property Rights created by such Employee in the scope of his or her employment with or service to the Company.

(h) All Company Intellectual Property was developed and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

(i) The contracts, licenses and agreements listed in Section 4.11(i) of the Company Disclosure Schedule include all contracts, licenses and agreements pursuant to which any person has licensed any Technology or Intellectual Property Rights to the Company (excluding non-negotiated “shrinkwrap” or “clickwrap” license agreements that grant the Company a license to standard software that is equally available to Buyer on standard terms and conditions at a cost of less than $1,000). The Company is not in breach of nor has it failed to perform under any of the foregoing contracts, licenses or agreements and, to the Company’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(j) The operation of the Company’s business as presently conducted and as it was conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing of the products, technology or services of the Company did not, does not, and will not when conducted by Buyer in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(k) To the Company’s knowledge, there are no contracts, licenses or agreements between the Company and any other person with respect to the Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

(l) To the Company’s knowledge, no person is infringing or misappropriating, or has infringed or misappropriated, any Company Intellectual Property. The Company has not brought any action, suit or proceeding for infringement of any Company Intellectual Property or breach of any license or agreement involving Intellectual Property Rights against any third party.

(m) No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of the foregoing.

(n) All Company Intellectual Property is fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

(o) The Company has not transferred ownership of, or granted exclusive rights to use, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other person.

(p) The contracts, licenses and agreements listed in Section 4.11(p) of the Company Disclosure Schedule include all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights (excluding non-negotiated “shrinkwrap” or “clickwrap” license agreements that grant the Company a license to standard software that is equally available to Buyer on standard terms and conditions at a cost of less than $1,000). The termination or expiration of any inbound licenses of Technology or Intellectual Property Rights will not adversely affect the Company. No person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights which has been licensed to the Company.

(q) Section 4.11(q) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

(r) Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Company Intellectual Property, (ii) the Company granting to any third party any right, title or interest to or with respect to any Technology Intellectual Property Rights owned by, or licensed to, the Company pursuant to any agreement to which the Company is a party or by which it is bound, (iii) the Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, (iv) any restriction on the ability of the Company to share information relating to its ongoing business or operations, or (v) the Company being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing Date pursuant to agreements to which the Company is a party or by which it is bound.

(s) Except as set forth in Section 4.11(s) of the Company Disclosure Schedule, the Company does not and has not used any Public Software in connection with the development of its products or services or incorporated any Public Software into its products or services. The list in Section 4.10(s) of the Company Disclosure Schedule shall contain (i) the name of the Public Software, (ii) the license name and version pursuant to which the Company has received a license to such Public Software, and (iii) a short statement regarding how the Public Software is being used by the Company. Notwithstanding the foregoing, (a) the Company is in full compliance with all Public Software license agreements to which the Company is a party, and (b) the Company’s use or incorporation of Public Software has not and does not (i) grant to any third party any rights in the Company’s products, services or intellectual property, (ii) require the licensing, disclosure, or distribution of any source code developed by or for the Company, (iii) require the Company to license the use of its products or services to third parties without charge, or (iv) create restrictions on or immunities to the Company’s enforcement of its intellectual property rights. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects the Company’s exclusive ownership of such Combined Software. The term “Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(t) All data which has been collected, stored, maintained or otherwise used by the Company and its subsidiaries has been collected, stored, maintained and used in accordance with all applicable Laws, rules, regulations, guidelines, contracts, and industry standards. Neither the Company nor any of its subsidiaries has received a notice of noncompliance with applicable data protection Laws, rules, regulations, guidelines or industry standards. The Company and its subsidiaries have made all registrations that the Company and its subsidiaries are required to have made in relation to the processing of data, and are in good standing with respect to such registrations, with all fees due within ninety (90) days of the date hereof duly made. The Company’s and its subsidiaries’ practices are, and have always been, in compliance with (i) their then-current privacy policy or statement, including the privacy policy or statement posted on the Company’s and its subsidiaries’ websites, and (ii) their customers’ privacy policies, when required to do so by contract. The Company and its subsidiaries have implemented and maintained appropriate and reasonable measures to protect and maintain the confidential nature of any personal information. The Company and its subsidiaries have adequate technological and procedural measures in place to protect personal information collected by the Company or a subsidiary of the Company against loss, theft and unauthorized access or disclosure. The Company and its subsidiaries have the full power and authority to transfer any and all rights in any individual’s personal information in the Company’s and its subsidiaries’ possession or control to Buyer. Neither the Company nor any subsidiary of the Company is subject to any obligation that would prevent the Company or Buyer from using the personal information in a manner consistent with any Law or industry standard regarding the collection, retention, use, or disclosure of such information.

(u) The Company and each of its subsidiaries employ commercially reasonable measures to ensure that no software contained within the Company’s products or services or otherwise used by the Company contains any viruses. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.

(v) The Company owns and has good title to the source code relating to all products manufactured, sold, licensed, leased, or delivered by the Company and each service rendered by the Company (collectively, the “Source Code”). The Source Code (i) has at all times been maintained in confidence, (ii) has been disclosed by the Company only to employees who need to have access to such Source Code and are bound by written nondisclosure obligations, (iii) has not been sold, transferred, or licensed to any customer or third party; (iv) except as listed on Section 4.11(v) of the Company Disclosure Schedule, is not the subject of any escrow or similar agreement or arrangement giving any third party rights in such Source Code upon the occurrence of certain events; and (v) to the extent such Source Code is the subject of any escrow or similar agreement as listed on Section 4.11(v) of the Company Disclosure Schedule, no events have occurred that would give rise to the release of such Source Code to such third party and the Company has no reason to believe that such an event is likely to occur.

4.12 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 4.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor.

(b) Tax Returns and Audits.

(i) Each of the Company and its subsidiaries has prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company, any of its subsidiaries or their respective operations and such Returns are true and correct and completed in accordance with applicable law.

(ii) Each of the Company and its subsidiaries has timely paid all Taxes it is required to pay and timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all U.S. federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld.

(iii) None of the Company or any of its subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company or any of its subsidiaries has been proposed by any tax authority to the Company, any of its subsidiaries or any representative thereof. No claim has ever been made by an authority in a jurisdiction where the Company or its subsidiaries does not file Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

(v) None of the Company or any of its subsidiaries had liabilities for unpaid Taxes as of the date of the Interim Financial Statements which have not been accrued or reserved on the Interim Financial Statements, whether asserted or unasserted, contingent or otherwise, and the none of the Company or any of its subsidiaries has incurred any liability for Taxes since the date of the Interim Financial Statements other than in the ordinary course of business.

(vi) Each of the Company and its subsidiaries has made available to Buyer or its legal counsel or accountants copies of all Tax Returns for the Company and its subsidiaries filed for all periods since its inception.

(vii) There are (and immediately following the Closing there will be) no Encumbrances on the assets of the Company or any of its subsidiaries relating to or attributable to Taxes, other than liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any lien for Taxes on the assets of the Company or any of its subsidiaries.

(viii) None of the Company or any of its subsidiaries is, or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix) None of the Company or any of its subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract or otherwise, or (d) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(x) None of the Company or any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xi) None of the Company or any of its subsidiaries has engaged in any reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(xii) The Company uses the accrual method of accounting for income Tax purposes.

(xiii) Each of the Company and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xiv) Each of the Company and its subsidiaries is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). None of the Company or any of its subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country. None of the Company or any of its subsidiaries is liable for any Tax as the agent of any other person or business and does not constitute a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.

(xv) The prices for any property or services (or for the use of any property) provided by or to the Company or any of its subsidiaries are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(xvi) None of the Company or any of its subsidiaries will be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of any (a) change in method of accounting under Section 481 of the Code, (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (a), (b) and (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition or (e) prepaid amount.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company or other person, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or any similar provision of applicable law.

4.13 Employee Matters and Benefit Plans.

(a) Reserved.

(b) Schedule. Section 4.13(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

(c) Documents. The Company has provided to Buyer correct and complete copies of: (1) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (2) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (3) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (4) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (5) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (6) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (7) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (8) all correspondence to or from any governmental agency relating to any Company Employee Plan; (9) all COBRA forms and related notices (or such forms and notices as required under comparable law); (10) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (11) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d) Employee Plan Compliance. The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (1) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (2) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f) No Post-Employment Obligations. Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(g) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Closing and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(h) Effect of Transaction.

(i) Except as set forth in Section 4.13(h)(i) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) Except as set forth on Section 4.13(h)(ii) of the Company Disclosure Schedule, no payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(i) Employment Matters. The Company: (1) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (2) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (3) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (4) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any of its subsidiaries has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(j) Labor. No work stoppage or labor strike against the Company or any of its subsidiaries is pending, or to the knowledge of the Company, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 4.13(j) of the Company Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 4.13(j) of the Company Disclosure Schedule, the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. Neither the Company nor any of its subsidiaries have incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(k) International Employee Plan. Neither the Company nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(l) Section 4.13(l) of the Company Disclosure Schedule lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company and each ERISA Affiliate. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and any IRS guidance issued with respect thereto. No such nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

4.14 Contracts.

(a) As of the date hereof, neither the Company nor any subsidiary thereof is a party to, nor are any of their properties or assets bound by, any currently binding agreements of the following types (each a “Material Contract”):

(i) any employment or consulting agreement or contract (or commitment to enter into any such agreement or contract) with an employee or individual consultant or salesperson or consulting or sales agreement or contract (or commitment to enter into any such agreement or contract) with a firm or other organization in excess of $10,000 annually;

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property or real property, in either case, providing for annual payments in excess of $10,000, except for the Lease Agreement and Extension attached hereto as Exhibit G;

(v) any agreement of indemnification, agreement providing for reimbursement of payments or providing a right of rescission, hold harmless or guaranty, or any obligation or liability with respect to infringement of the intellectual property rights of another person, in excess of, or entered into in connection with a transaction in excess of, $10,000 either individually or in the aggregate;

(vi) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete anywhere in the world, with the exception of those agreements listed or produced in Exhibit E, (including any contracts, covenants or agreements restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services; or restricting the markets, customers or industries that the Company may address; or restricting the prices which the Company may charge for its products or technology or services);

(vii) any agreement, contract or commitment granting an exclusive right or license;

(viii) any agreement, contract or commitment relating to capital expenditures and providing for or requiring future payments by such party in excess of $10,000 in one or in a series of transactions during any one (1) year period;

(ix) any agreement containing a “most favored nation” or “most favored pricing” or similar provision;

(x) any agreement, contract or commitment relating to the future disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business;

(xi) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (but excluding extensions of credit made in the ordinary course of business and operating and capital leases of equipment);

(xii) any purchase order or contract for the purchase of materials involving in excess of $10,000 during any one-year period;

(xiii) any construction contracts providing for or requiring payment or receipts in excess of $10,000 during any one (1) year period;

(xiv) contracts that relate to board composition, the voting or transfer of any equity securities, the registration of any securities under the Securities Act or that grants any redemption or preemptive rights; or

(xv) any other agreement, contract or commitment that (A) involves payments or receipts of amounts of $10,000 or more over the term of such agreement, contract or commitment, or (B) is not cancelable without penalty within thirty (30) days of written notice.

(b) Each Material Contract listed in Section 4.14(a) of the Company Disclosure Schedule provides specific reference to each subsection of Section 4.14(a) to which it relates. The Company has delivered or otherwise made available to Buyer true, correct and complete copies of each Material Contract, together with all amendments, modifications and supplements thereto and all side letters to which the Company is a party affecting the obligations of any party thereunder. Each Material Contract is valid, subsisting, in full force and effect and binding upon the Company and, to the knowledge of the Company, the other parties thereto in accordance with its terms. The Company is not in default (and no condition exists that, with notice or lapse of time or both, would constitute a default by the Company) under any Material Contract, which default would give the other party the right to terminate or modify such Material Contract or would accelerate any obligation or payment by the Company, nor, to the knowledge of the Company, is any other party to any Material Contract in default thereunder (or does any condition exist that, with notice or lapse of time or both, would constitute a default by any such party). None of the Material Contracts is currently being renegotiated, and the validity, effectiveness and continuation of each of the Material Contracts will not be materially adversely affected by the transactions contemplated by this Agreement. To the knowledge of the Company, no party to any of the Material Contracts has made, asserted or has any defense, setoff or counterclaim under its Material Contract or has exercised any option granted to it to cancel, terminate or shorten the term of its Material Contract. The Company represents and warrants that none of the Material Contracts shall be terminated or impaired or become terminable, nor shall any default occur under any such Material Contracts, as a result of the transactions contemplated by this Agreement, and the Company has obtained all necessary consents, waivers and approvals of parties to any Material Contract as are required thereunder in connection with the transactions contemplated hereby or for such Material Contract to remain in effect without modification after the Closing. Following the Closing Date, Buyer will be permitted to exercise all of the Company’s rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred. The caveat to this representation are those contracts and/or agreements listed in Exhibit E, attached to this Agreement.

4.15 Transactions with Affiliates. There are no loans, leases, royalty agreements or other continuing transactions between the Company and any of the Company’s directors, officers, employees, consultants, representatives or shareholders or any member of any director, officer, employee, consultant, representative or shareholder’s family. None of the Company’s directors, officers, employees, consultants, representatives or shareholders has any direct or indirect interest in any entity that does business with the Company, has any direct or indirect interest in any property, asset or right used by the Company or has any contractual relationship with the Company other than such relationships that result solely from being a director, officer, employee, consultant, representative or shareholder of the Company.

4.16 Environmental Matters. The Company is in compliance with all applicable Environmental Laws and all Environmental Permits and all past noncompliance, if any, of the Company with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, except where such failure to comply or failure to resolve will not affect the Buyer or the Company.

4.17 Customers and Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth a true and correct list of (a) the twenty (20) largest customers from whom the Company has recognized revenue during the two (2) most recent fiscal years of the Company and (b) the twenty (20) largest suppliers of the Company on the basis of cost of goods or services purchased for the most recent fiscal year of the Company (collectively, the “Customers and Suppliers”). The Company has good commercial relationships with its Customers and Suppliers. Since December 31, 2005, the Company has not received notice that there has been a loss of, or material subscription cancellation by, any such Customer or Supplier or notice of termination by any other material customer.

4.18 Warranties; Defects; Liabilities. Each product manufactured, sold, licensed, leased, or delivered by the Company, and each service rendered by the Company, has been in conformity with all applicable contractual commitments and all express and implied warranties except where the failure to be in such conformity would not have a Company Material Adverse Effect. The Company has no liability (and to the knowledge of the Company, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) for replacement or repair of any such products or with respect to any such services, or for other damages in connection therewith. No product manufactured, sold, licensed or delivered by the Company, or service rendered by the Company, is subject to any guarantee, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license, or lease.

4.19 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document which has been requested by Buyer or its counsel in connection with their business, legal and accounting review of the Company.

4.20 Bankruptcy; Insolvency.

(a) The Company has not (i) instituted proceedings under Bankruptcy Law, (ii) had a bankruptcy proceeding filed against it, (iii) filed a petition or answer of consent seeking reorganization under any bankruptcy or any similar Law or similar statute, (iv) consented to the filing of any such petition, (v) had appointed a Custodian of it or any of its assets or property, (vi) made a general assignment for the benefit of creditors, (vii) admitted in writing its inability to pay its debts generally as they become due, (viii) within the meaning of the Bankruptcy Law become insolvent, (ix) failed generally to pay its debts as they become due, (x) had unreasonably small assets in relation to the Company’s business, or (xi) taken any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

(b) The occurrence of the Closing, the Stock Purchase and the other transactions contemplated by this Agreement before and after Closing shall not cause the Company to, and as a result of the Stock Purchase and the other transactions contemplated by this Agreement, the Company shall not be required to, (i) institute proceedings under Bankruptcy Law, (ii) have a bankruptcy proceeding filed against it, (iii) file a petition or answer of consent seeking reorganization under any bankruptcy or any similar Law or similar statute, (iv) consent to the filing of any such petition, (v) have appointed a Custodian (as defined below) of it or any of its assets or property, (vi) make a general assignment for the benefit of creditors, (vii) admit in writing its inability to pay its debts generally as they become due, (viii) within the meaning of the Bankruptcy Law become insolvent, (ix) fail generally to pay its debts as they become due, (x) have unreasonably small assets in relation to the Company’s business, or (xi) take any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

4.21 Insurance. Section 4.21 of the Company Disclosure Schedule contains a complete list of all policies of insurance of which the Company or any of its subsidiaries is the owner, insured or beneficiary.

4.22 Payments. To the knowledge of the Company, neither it nor any of its representatives acting on their behalf have, directly or indirectly, paid or delivered any fee, commission or other sum of money or property, however characterized, to any finder, agent, government official or other party, in the U.S. or any other country which the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the U.S. or any other country having jurisdiction. To the knowledge of the Company, neither the Company nor any of its subsidiaries nor any of their representatives acting on their behalf, have accepted or received any unlawful contributions, payments, gifts or expenditures.

4.23 Brokers or Finders. Neither the Company nor any of the Shareholders has incurred, or will incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

4.24 Representations Complete. None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a fact, or omits or will omit at the Closing to state any fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders, severally, but not jointly, represents and warrants to Buyer that the statements contained in this Article V are true and correct.

5.1 Title to Shares. Such Shareholder’s shares of capital stock and the certificates representing such securities are as of the Closing Date held by such Shareholder, and such Shareholder (i) has good and marketable title to such securities, free and clear of any Encumbrances, proxies, voting trusts or agreements, understandings or arrangements and (ii) is the record and beneficial owner thereof.

5.2 Authority.

(a) Such Shareholder has all requisite power and authority to enter into this Agreement and consummate the Stock Purchase. The execution and delivery of this Agreement and the performance by such Shareholder of its obligations hereunder have been duly authorized by all necessary action (whether corporate or otherwise) on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of its obligations hereunder and the Stock Purchase shall not, conflict with or violate any Laws applicable to such Shareholder, or by which any of its assets or properties are bound or affected.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Shareholder in connection with the Stock Purchase, the execution and delivery of this Agreement or the performance of its obligations hereunder.

5.3 Rights to Intellectual Property. Such Shareholder owns no Intellectual Property Rights used in the Company’s business as presently conducted or as currently proposed to be conducted.

5.4 Brokers or Finders. Such Shareholder has not incurred, and will not incur, directly or indirectly, as a result of any action taken by such Shareholder, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company that the statements contained in this Article VI are true and correct, except as set forth in the disclosure schedule delivered by Buyer to the Company prior to the execution and delivery of this Agreement and attached hereto as Exhibit F (the “Buyer Disclosure Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Buyer contained in the section of this Agreement corresponding by number to such disclosure.

6.1 Corporate Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oklahoma. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Buyer Material Adverse Effect. Buyer is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

6.2 Authority.

(a) Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, including the Stock Purchase. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Documents have been duly executed and delivered by Buyer and constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement and the other Transaction Documents by Buyer do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the Certificate of Incorporation or Bylaws of Buyer.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including the Stock Purchase, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Buyer Material Adverse Effect and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

6.3 Litigation. There is no judgment, decree or order against Buyer that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Buyer Material Adverse Effect.

6.4 Brokers or Finders. Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Buyer, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

ARTICLE VII

CLOSING

7.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VII. All documents which the Company shall deliver shall be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel, confirmed prior to Closing Date. All documents which Buyer shall deliver shall be in form and substance reasonably satisfactory to the Company and the Company’s counsel, confirmed prior to Closing Date.

7.2 Buyer’s Deliveries. Buyer shall deliver the Purchase Price as set forth in Section 3.2 hereof. Buyer agrees to assume the Lease Agreement and Extension, attached hereto as Exhibit G, pursuant to the Assignment of same Lease by the Company to Buyer; subject to the approval of Lessor.

7.3 Company’s Deliveries. The Company shall execute and/or deliver or cause to be executed and/or delivered to Buyer all of the following:

(a) executed copies of the written consents identified in Schedule 7.3(a);

(b) a certificate executed on behalf of the Company by its President and Chief Technical Officer to the effect that, as of the Closing Date:

(i) all representations and warranties made by the Company under this Agreement are true, correct and complete; and

(ii) all covenants, obligations and conditions of this Agreement to be performed or complied with by the Company on or before such date have been so performed.

(c) The Major Shareholder Noncompetition Agreements executed by each of the Company’s Major Shareholders;

(d) Employee Noncompetition Agreements executed by each of the Key Employees;

(e) a properly executed statement in a form acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treas. Reg. §1.1445-2.;

(f) duly signed resignations, effective immediately after the Closing, of all directors, officers and advisory board members of the Company;

(g) executed offer letters on terms acceptable to Buyer from the Employees of the Company listed in Schedule 7.3(g);

(h) signature cards with each of the banks at which the Company maintains accounts terminating the ability of any of the Company’s officers or employees to sign checks and take other actions on behalf of the Company and transferring such ability to the chief executive officer and chief financial officer of Buyer;

(i) evidence acceptable to Buyer of the termination of the Company Employee Plans listed in Schedule 7.3(i);

(j) evidence acceptable to Buyer of the termination of the agreements listed in Schedule 7.3(j);

(k) certificates of good standing from the secretary of state and/or other appropriate agency for the State of California and any other state in which the Company is qualified to do business dated within five (5) days of the Closing Date;

(l) certified copies of all corporate actions, proceedings, instruments, and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters such other instruments and documents as Buyer shall have reasonably requested; and

(m) without limitation by the specific enumeration of the foregoing, all other documents reasonably required from the Company which are necessary to consummate the transaction contemplated hereby.

7.4 Shareholders’ Deliveries. The Shareholders shall execute and/or deliver or cause to be executed and/or delivered to Buyer all of the following:

(a) a certificate executed by each of the Shareholders to the effect that, as of the Closing Date:

(i) all representations and warranties made by such Shareholder under this Agreement are true, correct and complete; and

(ii) all covenants, obligations and conditions of this Agreement to be performed or complied with by such Shareholder on or before such date have been so performed; and

(b) each document or other delivery required to be delivered by the Shareholders pursuant to Section 3.1.

ARTICLE VIII

POST-CLOSING AGREEMENTS

8.1 Further Assurances. The Parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Shares to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company and the Shareholders agree to assist Buyer, the Company or its or their designee, in every proper way, to secure the rights of Buyer or the Company in any Company Intellectual Property Rights, including the completion and filing of any patent, trademark or copyright applications with the PTO or any other federal, state or foreign agency.

8.2 Access by Buyer to Properties and Records; Furnishing Information. Following the date hereof, authorized representatives of Buyer and its affiliates shall have reasonable access during normal business hours to all premises, properties, personnel, books, contracts, documents and data relating to the Company. Such access shall be arranged with reasonable advance notification to the Company.

8.3 Noncompetition. The Major Shareholders shall not, for a period of two (2) years from and after the Closing in the case of Michael Swan and one (1) year from and after the Closing in the case of Craig Isaacs, engage, anywhere in the Restricted Territory (as defined below), in any business (including research and development), operations, activities and/or services that are related to automated network discovery, network topology mapping, or network monitoring, or provide the products and services of the Company as such exist as of the Closing Date (a “Competing Business Purpose”). “Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which the Company or any of its subsidiaries or affiliates is currently engaged, has engaged, or currently plans to engage in a Competing Business Purpose. The Company and the Major Shareholders acknowledge that this covenant not to compete is ancillary to the Stock Purchase from which the Major Shareholders will receive good and valuable financial consideration, is reasonably necessary to protect the business of the Company and of Buyer and good will being acquired by Buyer and does not impose an undue or unreasonable hardship upon the Company and the Major Shareholders. If, however, any portion of this covenant is found by a court of competent jurisdiction to be unreasonable, the Company and the Shareholders agree that the covenant shall be reformed by the court whereby it is reasonable and, as reformed, shall be enforced by the court prospectively.

8.4 SHAREHOLDER RELEASE. EFFECTIVE AS OF THE CLOSING, EACH SHAREHOLDER DOES FOR ITSELF, HIMSELF OR HERSELF, AND ITS, HIS OR HER RESPECTIVE AFFILIATES, PARTNERS, HEIRS, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE COMPANY AND ITS OFFICERS, DIRECTORS, SHAREHOLDERS, AFFILIATES, EMPLOYEES AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS. “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING LEGAL AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT SUCH SHAREHOLDER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, AS A SHAREHOLDER, OFFICER, DIRECTOR, CONTRACTOR, CONSULTANT OR EMPLOYEE OF THE COMPANY, ARISING BY VIRTUE OF AN ACT OR OMMISSION OF SHAREHOLDERS OR OF COMPANY PRIOR TO THE CLOSING DATE FOR WHICH SHAREHOLDER OR COMPANY IS LIABLE; SUCH RELEASE SHALL NOT APPLY TO

THOSE ACTS OR REPRESENTATIONS MADE OR TAKEN ON BEHALF OF THIRD PARTIES BY BUYER, OR BUYERS’ AFFILIATES, PARTNERS, HEIRS, BENEFICIARIES, SUCCESSORS, ASSIGNS, DIRECTORS, SHAREHOLDERS, AGENTS AND/OR REPRESENTATIVES, IF ANY; PROVIDED THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT OF ANY SHAREHOLDER CONTAINED IN THIS AGREEMENT. IT IS THE INTENTION OF THE SHAREHOLDERS IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 8.4 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SUCH SHAREHOLDER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS. NOTWITHSTANDING ANYTHING HEREIN OR OTHERWISE TO THE CONTRARY, THE RELEASE CONTAINED IN THIS SECTION 8.4 WILL NOT BE EFFECTIVE SO AS TO BENEFIT A PARTICULAR RELEASED PARTY IN CONNECTION WITH ANY MATTER OR EVENT THAT WOULD OTHERWISE CONSTITUTE A RELEASED MATTER, BUT INVOLVED FRAUD, WILLFUL CONCEALMENT, OR THE BREACH OF ANY APPLICABLE LAW ON THE PART OF SUCH RELEASED PARTY. EACH SHAREHOLDER HEREBY REPRESENTS TO THE COMPANY THAT SUCH SHAREHOLDER HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN SUCH SHAREHOLDER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY SUCH SHAREHOLDER. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 8.4 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 8.4, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

ARTICLE IX

ESCROW AND INDEMNIFICATION

9.1 Survival of Representations, Warranties and Covenants. The representations and warranties in Article IV, Article V and Article VI shall survive the Closing through the first anniversary of the Closing; provided, however, that the Surviving Representations (as defined in Section 9.2 below) shall survive until thirty (30) days after the expiration of the applicable statutes of limitations; and provided further that with respect to fraud, willful misrepresentation, willful breach or willful misconduct, the applicable representations and warranties shall, if any, survive indefinitely. Unless otherwise specified herein, covenants in this Agreement shall survive the Closing.

9.2 Indemnification. From and after the Closing, and subject to the provisions of Section 9.1, each of the Major Shareholders (the “Indemnifying Parties”), jointly and severally, shall indemnify and hold harmless Buyer and its stockholders, directors, officers, employees, affiliates, agents and attorneys (the “Indemnified Parties”) against, and reimburse them for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable legal fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by the Indemnified Parties (i) as a result of any breach of any representation, warranty, agreement or covenant on the part of the Company or any of the Shareholders under this Agreement or any of the Transaction Documents, (ii) as a result of fraud, willful misrepresentation, willful breach or willful misconduct by the Company or any of the Shareholders, (iii) relating to any failure by any shareholder of the Company to have good, valid and marketable title to the shares of capital stock of the Company issued in the name of such shareholder, free and clear of all Encumbrances (a “Title Claim”), (iv) relating to rights or ownership interests of persons who purport to be current or former securityholders of the Company (a “Securityholder Claim”), (v) relating to employment matters occurring on or prior to the Closing Date, (vi) relating to any infringement by the Company or any of its products or services upon the Intellectual Property Rights of any other person, including, without limitation infringement related to the use of the name Neon (a “Neon Claim”), (vii) relating to Taxes for any period or portion thereof ending on or prior to the Closing Date to the extent not reflected in the Company Financial Statements or (viii) relating to the failure to obtain consent to assignment of the Lease Agreement and Extension attached hereto, collectively, the “Damages.” “Damages” as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Buyer in the absence of claims by a third party. Unless otherwise specified herein, the Indemnifying Parties’ liability for Damages resulting from breaches of representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until the first anniversary of the Closing Date; provided, however, that the Indemnifying Parties’ liability for Damages resulting from (i) Title Claims, (ii) Securityholder Claims, (iii) a Neon Claim, or (iv) breaches of representations, warranties, agreements and covenants relating to the capitalization of the Company (Section 4.2), the Company’s authority (Section 4.3), taxes (Section 4.12), and the Shareholders’ title to shares (Section 5.1), collectively, the “Surviving Representations,” shall survive until thirty (30) days after the expiration of the applicable statutes of limitations; and provided further that the Indemnifying Parties’ liability for Damages resulting from fraud, willful misrepresentation, willful breach or willful misconduct shall survive indefinitely.

9.3 Escrow.

(a) At the Closing, Buyer will deposit the Escrow Amount, without any act of the Company or the Shareholders, with U.S. Bank, National Association, as Escrow Agent, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Amount may be invested as jointly directed in writing by Buyer and the Representative from time to time. In the absence of joint written instructions, the Escrow Amount shall be invested by the Escrow Agent in a U.S. Bank Money Market Account, which is FDIC insured. Any interest, earnings and income that accrue upon the Escrow Amount during the period of time during which the Escrow Amount is held in the Escrow Fund shall be taxable as income to the Shareholders representing interest earned as a result of deferred receipt of a portion of the Purchase Price, and shall be deemed to be part of the Escrow Fund.

(b) Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing for one (1) year (the “Escrow Period”). Upon the expiration of the Escrow Period, and within two (2) business days thereafter, any and all amounts remaining in the Escrow Fund shall be released from the Escrow Fund to the Shareholders in accordance with Schedule 3.2 after accounting for (i) all amounts theretofore validly distributed out of the Escrow Fund to the Indemnified Parties pursuant to this Article IX and (ii) the retention of an amount equal to such portion of the remaining Escrow Fund which, subject to the objection of the Representative and the subsequent arbitration of the matter in a manner consistent with this Article IX, is necessary to satisfy any unsatisfied claims specified in any Damages Certificate (as defined in Section 9.3(d)) delivered to the Representative prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as such claims have been resolved (such resolution to be evidenced by the written agreement of the Buyer and the Representative or the written decision of the arbitrators as described below), and within two (2) business days after delivery of the written agreement of the Buyer and the Representative or the written decision of the arbitrators evidencing such resolution to the Escrow Agent, the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy any remaining claims to the Shareholders in accordance with Schedule 3.2.

(c) Notwithstanding anything to the contrary contained herein, the extent of the aggregate indemnification liability of an Indemnifying Party for Damages under this Article IX shall never exceed the Escrow Amount; provided, however, that the Indemnifying Parties’ liability shall be without limit for Damages resulting from (i) any fraud, willful misrepresentation or willful misconduct of the Company or any Shareholder, (ii) breaches of the Surviving Representations, (iii) breaches of Section 8.3, (iv) Title Claims or (v) Securityholder Claims.

(d) In the event that any Indemnified Party has incurred or sustained Damages or reasonably anticipates that it will incur or sustain Damages, the Indemnified Party shall deliver to the Representative, with a copy to the Escrow Agent, a certificate signed by any officer of the Indemnified Party (a “Damages Certificate”) (A) stating that the Indemnified Party has incurred or sustained Damages or reasonably anticipates that it could incur or sustain Damages and (B) specifying in reasonable detail the individual items of Damages included or the basis for such anticipated liability.

(e) The Representative shall have twenty (20) days following its receipt of a Damages Certificate to object to any claim or claims made in a Damages Certificate. In the event that the Representative has not objected within such twenty (20) day period to a Damages Certificate, then the Escrow Agent shall remit to the Indemnified Party the amount set forth in such Damages Certificate and the Escrow Fund shall be reduced by such amount. In the event that the Representative so objects within such twenty (20) day period, such objection must be in the form of a certificate signed by the Representative or its authorized member or manager and delivered to the Indemnified Party, with a copy to the Escrow Agent (an “Objection Certificate”), which certificate shall set forth the item or items of Damages in the Damages Certificate to which the Indemnifying Parties are objecting and a reasonable basis for each such objection.

(f) For a period of fifteen (15) days after the delivery of an Objection Certificate, the Indemnified Party and the Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If such an agreement is reached as to all or any portion of the Damages that are subject to the Objection Certificate, then a memorandum setting forth such agreement shall be prepared and signed by both parties and, where an Indemnified Party is entitled to be compensated from the Escrow Fund, shall be furnished to the

Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum. If no such agreement can be reached after good faith negotiation, either the Representative or the Indemnified Parties may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Representative and the Indemnified Parties. In the event that within 45 days after submission of any dispute to arbitrators the Representative and the Indemnified Parties cannot mutually agree on one arbitrator, the Representative and the Indemnified Parties shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or a majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including reasonable legal fees and costs, to the same extent as a court of competent law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim objected to in such Objection Certificate shall be binding and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(g) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Austin, Texas, under the rules then in effect of the American Arbitration Association. The payment of all fees and expenses of the parties to any such arbitration, as well as the fees of the arbitrator(s) and the administrative fee of the American Arbitration Association, shall be payable in accordance with Section 10.10.

9.4 Third Party Claims.

(a) In the event an Indemnified Party becomes aware of a third party claim that the Indemnified Party reasonably believes may result in a demand for indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall notify the Representative of such claim, and the Indemnifying Parties shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Representative shall relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties are thereby prejudiced.

(b) The Indemnifying Parties will have the right to defend the Indemnified Party against the Third Party Claim with counsel of their choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Parties notify the Indemnified Party in writing within 30 business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Parties will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Parties provide the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Parties will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Parties, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Parties conduct the defense of the Third Party Claim actively and diligently. The Indemnifying Parties will not consent to the entry of a judgment or enter into any settlement agreement without the prior written consent of the Indemnified Party, unless such judgment or settlement includes a full release of the Indemnified Party in respect of all indemnifiable Damages resulting therefrom, related thereto or arising therefrom.

(c) In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Parties in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable legal fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

9.5 Escrow Agent’s Duties.

(a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Buyer and the Representative.

(b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(e) The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days’ prior written notice to each of Buyer, the Representative and the Shareholders, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Buyer and the Representative may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the Laws of the United States of America or any state thereof having a combined capital and surplus of not less than $100,000,000, shall be jointly appointed by Buyer and the Representative in writing. Any such successor escrow agent shall deliver to Buyer, the Representative and the Shareholders a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund. Thereafter, the predecessor Escrow Agent shall be discharged from any further duties and liabilities under this Agreement.

(f) In performing any duties hereunder, the Escrow Agent shall not be liable to any Party for damages, losses, or expenses, except for gross negligence, bad faith or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible if acting in good faith for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any Party to this Agreement.

(g) If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent shall await the arbitrators’ decision as specified in Section 9.3(f) and act to make or withhold payments out of the Escrow Fund in accordance with such decision.

(h) Buyer and the Shareholders and their respective successors and assigns, jointly and severally, shall indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement.

(i) All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder, as set forth on the Escrow Agent’s fee schedule attached hereto as Exhibit H, shall be shared equally by the Buyer, on the one hand, and the Shareholders, on the other hand, within ten (10) days of receipt of a written invoice from Escrow Agent. Any extraordinary fees and expenses, including without limitation any fees or expenses (including the fees or expenses of outside counsel to the Escrow Agent) incurred by the Escrow Agent in connection with a dispute over the distribution of Escrow Amount or the validity of a Damages Certificate or Objection Certificate shall be shared equally by the Buyer, on the one hand, and the Shareholders, on the other hand, within ten (10) days of receipt of a written invoice from Escrow Agent accompanied by evidence of a written invoice for such fees and expenses received by Escrow Agent; provided, however, that the prevailing Party in connection with such dispute, may require the other Party to pay all such fees and expenses incurred by Escrow Agent with respect to such dispute.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a Party as shall be specified by like notice):

(a) if to Buyer, to:

SolarWinds.Net, Inc.

1301 South MoPac Expressway

Suite 360

Austin, Texas 78746

Attention: Chief Financial Officer and General Counsel

Facsimile No.: (866) 530-8100

Telephone No.: (512) 682-9301

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

8911 Capital of Texas Highway, Suite 3350

Austin, Texas 78759

Attention: Paul R. Tobias

Facsimile No.: (512) 338-5499

Telephone No.:(512) 338-5400

(b) if to the Company, to:

Neon Software, Inc.

244 Lafayette Circle

Lafayette, CA 94549

Attention:

Facsimile No.: (925) 283-9771

Telephone No.: (925) 283-6507

with a copy to:

De La Housaye & Associates, ALC

1655 N. Main Street, Suite 395

Walnut Creek, CA 94596

Attention: C. Angela De La Housaye, Esq.

Facsimile No.: (925) 944-3300

Telephone No.: (925) 944-3343

(c) if to the Shareholders, to the addresses listed on the signature pages hereto,

with a copy to the Representative:

Michael Swan

__________

__________

Attention: Michael Swan

Facsimile No.:

Telephone No.:

10.2 Interpretation. When a reference is made in this Agreement to Exhibits, Schedules or Sections, such reference shall be to an Exhibit, Schedule or Section to or of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity or group of entities. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3 Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Schedules (including the Company Disclosure Schedule and the Buyer Disclosure Schedule) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any other person any rights or remedies hereunder.

10.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Texas, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Texas for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

10.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.8 Assignment. This Agreement and any of the rights, interests, or obligations incurred hereunder, in part or as a whole, at any time after the Closing, are freely assignable by Buyer. This Agreement and any of the rights, interests, or obligations incurred hereunder, in part or as a whole, are assignable by the Company only upon the prior written consent of Buyer, which consent shall not be unreasonably withheld. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10 Legal Fees. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party’s or parties’ reasonable legal fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.12 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

10.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Company. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

10.14 Transaction Expenses. All fees and expenses incurred by the Company and the Shareholders in connection with this Agreement, the Stock Purchase and the other transactions contemplated hereby shall be paid by the Shareholders prior to the Closing.

10.15 Brokers or Finders Fees. The Shareholders agree to indemnify and hold harmless Buyer from and against any liability for any fee, compensation, commission or expense (including legal fees) arising out of any claim by any person acting or claiming to act on behalf of the Company or the Shareholders for any fee, compensation, commission or expense with respect to this Agreement and the transactions contemplated hereby. Buyer agrees to indemnify and hold harmless the Shareholders from and against any liability for any fee, compensation, commission or expense (including legal fees) arising out of any claim by any person acting or claiming to act on behalf of Buyer for any fee, compensation, commission or expense with respect to this Agreement and the transactions contemplated hereby.

10.16 Public Announcements. Buyer and the Company will, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process. Except as otherwise required by applicable Law or court process or as may be reasonably required to file such Shareholder’s tax returns, each Shareholder shall keep confidential this Agreement and the terms of the transactions contemplated hereby and no Shareholder shall issue or cause the publication of any press release or other public announcement with respect to this Agreement and the transactions contemplated by this Agreement, in each case without the written consent of Buyer.

10.17 Company and Shareholder Acknowledgment. The Company and the Shareholders acknowledge that the representations and warranties of the Company and of the Shareholders contained in this Agreement or in any Transaction Document shall not be deemed waived by any investigation by Buyer, its officers, directors, employees, counsel, accountants, advisors, representatives and agents. The right to indemnification, reimbursement or other remedy based upon the breach or inaccuracy of such representations, warranties, agreements, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, agreement, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any agreement, covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, agreements, covenants and obligations.

10.18 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent that is required to ensure compliance with federal law.

[Remainder of page intentionally left blank. Signature page(s) to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

SOLARWINDS.NET, INC.

By:	/S/ KEVIN B. THOMPSON
Its:	CFO

THE COMPANY:

NEON SOFTWARE, INC.

By:	/S/ CRAIG ISAACS
Its:	President

SHAREHOLDERS:

SWAN FAMILY LIVING TRUST

By:	/S/ MICHAEL SWAN
Its:	Trustee

/S/ CRAIG ISAACS
Craig Isaacs

/S/ DWIGHT BARKER
Dwight Barker

Stephen Lewis

William Barrett

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:	/S/ SHEILA R. SOARES
Name:	Sheila R. Soares
Title:	Vice President

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT A

FORM OF MAJOR SHAREHOLDER NONCOMPETITION AGREEMENT

EXHIBIT B

FORM OF EMPLOYEE NONCOMPETITION AGREEMENT

None.

EXHIBIT C

DESCRIPTION OF FIRST MILESTONE

Buyer will pay the Shareholders an aggregate payment of $750,000 upon the achievement of the First Milestone if it is achieved prior to December 31, 2008. Any such payment will occur on the later of the anniversary of the Closing Date or the achievement of the First Milestone. In the event that Buyer makes a business decision to delay, cease work on, or fail to reasonably fund resources necessary to deliver the First Milestone, the Shareholders will receive the payment for the First Milestone on or prior to December 31, 2008.

The “First Milestone” means the following:

Integration of Neon Discovery & Topology into ipMonitor (OrionSI), including:

a. OrionSI must be able to scan for networked nodes via a variety of methods, including IP address ranges, or IP subnets;

b. OrionSI must be able to determine Layer 2 and Layer 3 connectivity for the discovered network nodes;

c. OrionSI discovery engine must incorporate the layer 4 discovery capability from ipMonitor;

d. OrionSI discovery engine must auto-scan and record diff updates and diff history

e. Discovered elements and topology must be modeled and persisted in an XML data store that can be consumed by other applications

f. OrionSI discovery engine must support the ability to deploy and collect data from Neon responders/agents

EXHIBIT D

DESCRIPTION OF SECOND MILESTONE

Buyer will pay the Shareholders an aggregate payment of $500,000 upon the achievement of the Second Milestone if it is achieved prior to December 31, 2008. Any such payment will occur on the later of the anniversary of the Closing Date or the achievement of the Second Milestone. In the event that Buyer makes a business decision to delay, cease work on, or fail to reasonably fund resources necessary to deliver the Second Milestone, the Shareholders will receive the payment for the Second Milestone on or prior to December 31, 2008.

The “Second Milestone” means the following:

Integration Neon Discovery & Topology into Orion, including:

a. Orion must be able to scan for metworked nodes via a variety of methods, including IP address ranges, or IP subnets;

b. Orion must be able to determine Layer 2 and Layer 3 connectivity for the discovered network nodes;

c. Orion discovery engine must incorporate the layer 4 discovery capability from ipMonitor;

d. Orion discovery engine must auto-scan and record diff updates and diff history;

e. Discovered elements and topology must be modeled and persisted in an XML data store that can be consumed by other applications;

f. Orion discovery engine must support the ability to deploy and collect date from Neon responders/agents.

EXHIBIT E

COMPANY DISCLOSURE SCHEDULE

EXHIBIT F

BUYER DISCLOSURE SCHEDULE

No exceptions.

EXHIBIT G

LEASE AGREEMENT AND EXTENSION

EXHIBIT H

ESCROW AGENT FEES